Exhibit 99.1

Zanite Acquisition Corp. Announces Pricing of $200,000,000 Initial Public Offering

CLEVELAND, November 16, 2020—Zanite Acquisition Corp. (“Zanite” or the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, Tuesday, November 17, 2020, under the ticker symbol “ZNTEU”. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “ZNTE” and “ZNTEW,” respectively.

Zanite is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on companies in the aviation, aerospace and defense, urban mobility and emerging technologies industries.

BTIG, LLC is acting as the sole book running manager for the offering and I-Bankers Securities, Inc. is acting as co-manager of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price, to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on November 16, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Zanite Acquisition Corp.

Zanite Acquisition Corp. is led by Co-Chief Executive Officers Steven H. Rosen and Kenneth C. Ricci. Mr. Rosen is the Co-Founder and Co-Chief Executive Officer of Resilience Capital Partners, a private equity firm. Mr. Ricci is a principal of Directional Aviation Capital, which owns various aviation enterprises.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds of such offering. No assurance can be given that such offering will be completed on the terms described, or at all, or the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Loretta Healy

The Hubbell Group, Inc.

781-718-1117 (cell)

lhealy@hubbellgroup.com